Exhibit 99.1 Press Release dated July 15, 2010

FOR IMMEDIATE RELEASE                                                                          FOR MORE INFORMATION:
July 15, 2010                                                                                           Todd Kanipe
                                                                                                                         Chief Executive Officer
                                                                                                                         (270) 393-0700

Citizens First Corporation Announces Second Quarter 2010 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today reported results for the second quarter of 2010, which include the following:

•
For the quarter ended June 30, 2010, the Company reported net income of $617,000, or $.18 per common share.  This represents an increase of $86,000, or $.04 per share, from the linked quarter ended March 31, 2010.  Compared to the quarter ended June 30 a year ago, net income increased $2.2 million or $1.11 per share.

•
For the six months ended June 30, 2010, the Company reported net income of $1.1 million, or $.32 per common share.  This represents an increase of $2.5 million, or $1.27 per share, from the net loss of ($1.4) million in the previous year.

•
Net interest income for the quarter ended June 30, 2010 increased $132,000, or 4.4%, from the linked quarter.  Net interest income increased due to a higher average loan volume of $4.2 million for the second quarter of 2010 compared to the first quarter, which resulted in additional loan income of $127,000.

•
Net interest income for the six months ended June 30, 2010 increased $867,000, or 16.5%, compared to the previous year.  Net interest income increased as a result of lower interest expense of $835,000 as maturing deposits and borrowings were repriced at lower rates.

•
The Company’s net interest margin was 4.08% for the quarter ended June 30, 2010 compared to 4.04% for the quarter ended March 31, 2010 and 3.44% for the quarter ended June 30, 2009, an increase of 4 basis points and 64 basis points, respectively.  The Company’s net interest margin increased due to a decline in the cost of average interest bearing liabilities, which fell to 1.95% in the second quarter of 2010 compared to 2.01% in the first quarter of 2010 and 2.45% in the second quarter of 2009.  The yield on average earning assets declined slightly from the linked quarter, totaling 5.76% in the second quarter of 2010 compared to 5.78% in the first quarter of 2010, while increasing from 5.57% in the second quarter of 2009.

•
Provision for loan losses for the quarter ended June 30, 2010 was $450,000, an increase of $50,000 from the linked quarter and a decrease of $2.4 million compared to the previous year.  Net charge-offs were $75,000 for the quarter ended June 30, 2010 compared to $305,000 for the first quarter of 2010 and $3.2 million for the second quarter of 2009.

•	The efficiency ratio improved to 66.22% for the second quarter of 2010 compared to 87.46% for the second quarter of 2009, as a result of increasing net interest income and reducing operating expenses.

•
Total deposits increased to $292.6 million at June 30, 2010 compared to $288.5 million at December 31, 2009, while total loans increased to $265.4 million at June 30, 2010 compared to $263.9 million at December 31, 2009.

•
The Company’s nonperforming assets were $1.8 million at June 30, 2010 compared to $2.4 million at December 31, 2009, which represents a decrease of $562,000 or 23.6%.  Included in nonperforming assets is other real estate, which represents properties acquired through foreclosure, totaling $1.4 million and nonperforming loans of $450,000 at June 30, 2010.

Second Quarter 2010 Compared to First Quarter 2010

Net interest income for the quarter ended June 30, 2010 increased $132,000, or 4.4%, compared to the previous quarter.  Net interest income increased due to a higher average loan volume of $4.2 million for the second quarter of 2010 compared to the first quarter, which resulted in additional loan income of $127,000. Non-interest income for the three months ended June 30, 2010 increased $154,000, or 26.1%, compared to the previous quarter, primarily due to an increase in deposit service charges of $114,000 and an increase in gains from secondary market mortgage operations of $24,000.

Non-interest expense for the three months ended June 30, 2010 increased $85,000, or 3.3%, compared to the previous quarter, primarily due to an increase of professional fees related to internal audit and loan review services in the amount of $60,000.  Advertising and public relations expenses increased $39,000 from the prior quarter.

A $450,000 provision for loan losses was recorded for the second quarter of 2010, compared to a $400,000 provision in the previous quarter.  Net charge-offs were $75,000 for the second quarter of 2010 compared to $305,000 in the first quarter of 2010.  In light of the continued weakness in the economy, the additional provision expense increased the allowance for loan losses as a percentage of loans to 1.68% from 1.54% in the first quarter.

Second Quarter 2010 Compared to Second Quarter 2009

Net interest income for the quarter ended June 30, 2010 increased $532,000, or 20.5%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $334,000 combined with an increase in loan income of $247,000.

Non-interest income for the three months ended June 30, 2010 decreased $288,000, or 27.9%, compared to the three months ended June 30, 2009, primarily due to a reduction in gains on the sale of investments of $361,000.  Deposit service charges increased $100,000 from the prior year.

Non-interest expense for the three months ended June 30, 2010 decreased $631,000, or 19.4%, compared to the three months ended June 30, 2009, primarily due to a reduction in salaries and benefit expenses totaling $339,000.  Salaries and benefits declined as a result of management’s reorganizing of administrative services and the closing of two branches as announced in the third quarter of 2009.  As a result, the number of full time equivalent employees declined from 106 to 91 over the past twelve months.  FDIC insurance premiums decreased $136,000 from the prior year due to a special assessment of $154,000 recorded in the second quarter of 2009.

A $450,000 provision for loan losses was recorded for the second quarter of 2010, compared to a $2.9 million provision in the second quarter of 2009, a decrease of $2.4 million or 84.5%.  Net charge-offs were $75,000 for the second quarter of 2010 compared to $3.2 million in the second quarter of 2009, a decrease of 97.7%.

Balance Sheet

Total assets at June 30, 2010 were $346.9 million, up $2.7 million, or 0.8%, from $344.2 million at December 31, 2009.  Loans increased $1.5 million, or 0.6%, from $263.9 million at December 31, 2009 to $265.4 million at June 30, 2010.  Deposits at June 30, 2010 were $292.6 million, an increase of $4.1 million, or 1.4%, compared to $288.5 million at December 31, 2009.

Non-performing assets totaled $1.8 million at June 30, 2010 compared to $2.4 million at December 31, 2009, a decrease of $562,000.  Non-performing loans decreased $780,000 during the year while other real estate owned increased $218,000.  Non-performing assets to total assets ratio was 0.53% and 0.69% at June 30, 2010 and December 31, 2009, respectively.  The allowance for loan losses at June 30, 2010 was $4.5 million, or 1.68% of total loans, compared to $4.0 million, or 1.50% of total loans as of December 31, 2009.

At June 30, 2010, total shareholders’ equity was $37.9 million and total tangible shareholders’ equity was $34.1 million.  The Company’s tangible equity ratio was 9.95% as of June 30, 2010.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the success of cost savings and expense reductions from branch closures and restructuring.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
	Three Months Ended
	June 30	March 31	December 31	June 30
	2010	2010	2009	2009
Interest income	$4,455	$4,333	$4,346	$4,257
Interest expense	1,327	1,337	1,428	1,661
Net interest income	3,128	2,996	2,918	2,596
Provision for loan losses	450	400	1,247	2,900
Net interest income after provision for loan losses	2,678	2,596	1,671	(304)
Non-interest income	744	590	653	1,032
Non-interest expense	2,627	2,542	3,366	3,258
Income before income taxes	795	644	(1,042)	(2,530)
Provision (benefit) for income taxes	178	113	(462)	(953)
Net income	617	531	(580)	(1,577)
Preferred dividends and discount accretion	256	254	256	256
Net income (loss) available for common shareholders	$361	$277	($ 836)	($1,833)
Basic and diluted earnings (loss) per common share	$0.18	$0.14	($0.42)	($0.93)

Three Months Ended

	June 30	March 31	December 31	June 30
	2010	2010	2009	2009

Return on average assets	0.71%	0.63%	(0.67%)	(1.83%)
Return on average equity	6.55%	5.77%	(6.09%)	(16.01%)
Efficiency ratio	66.22%	69.06%	91.82%	87.46%
Non-interest income to average assets	0.85%	0.70%	0.75%	1.20%
Non-interest expenses to average assets	(3.01%)	(3.00%)	(3.88%)	(3.77%)
Net interest margin (tax equivalent)	4.08%	4.04%	3.83%	3.44%
Number of full time equivalent employees	91	89	88	106

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
Six Months Ended
	June 30	June 30
	2010	2009
Interest income	$8,788	$ 8,756
Interest expense	2,664	3,499
Net interest income	6,124	5,257
Provision for loan losses	850	3,200
Net interest income after provision for loan losses	5,274	2,057
Non-interest income	1,334	1,673
Non-interest expense	5,169	6,119
Income before income taxes	1,439	(2,389)
Provision (benefit) for income taxes	291	(1,018)
Net income	1,148	(1,371)
Preferred dividends and discount accretion	510	508
Net income (loss) available for common shareholders	$ 638	($1,879)
Basic earnings (loss) per common share	$0.32	($0.95)

	June 30	June 30
	2010	2009

Return on average assets	0.67%	(0.79)%
Return on average equity	6.17%	(6.79)%
Efficiency ratio	67.59%	85.88%
Non-interest income to average assets	0.78%	0.96%
Non-interest expenses to average assets	(3.02)%	(3.51)%
Net interest margin (tax equivalent)	4.06%	3.45%
Number of full time equivalent employees	91	106

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	June 30,	December 31,	June 30,
	2010	2009	2009
Cash and cash equivalents	$10,233	$ 9,756	$ 7,386
Available for sale securities	41,782	41,059	41,602
Loans held for sale	1,127	295	1,201
Loans	265,387	263,922	261,312
Allowance for loan losses	(4,458)	(3,988)	(3,657)
Intangible assets	3,736	3,868	4,005
Other assets	29,118	29,319	27,426
Total assets	$346,925	$344,231	$339,275

Deposits	$292,636	$288,520	$263,839
Securities sold under repurchase agreements	810	800	3,427
FHLB advances	8,500	11,500	28,000
Other borrowings	5,000	5,000	5,000
Other liabilities	2,089	1,553	1,894
Total liabilities	309,035	307,373	302,160
Preferred stock	16,214	16,182	16,150
Common stock	27,072	27,072	27,072
Retained deficit	(5,235)	(5,873)	(5,107)
Accumulated other comprehensive loss	(161)	(523)	(1,000)
Total shareholders’ equity	37,890	36,858	37,115
Total liabilities and shareholders’ equity	$346,925	$344,231	$339,275

	June 30, 2010	December 31, 2009	June 30, 2009
Asset Quality Ratios:
Non-performing loans to total loans	0.17%	0.47%	0.98%
Non-performing assets to total assets	0.53%	0.69%	0.92%
Loan loss reserve to total loans	1.68%	1.51%	1.40%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	June 30, 2010	December 31, 2009	June 30, 2009
Capital Ratios:
Tier 1 leverage	10.69%	10.52%	10.45%
Tier 1 risk-based capital	12.84%	12.54%	12.59%
Total risk based capital	14.09%	13.79%	13.84%
Tangible equity to tangible assets ratio (1)	9.95%	9.69%	9.88%
Book value per common share	$11.01	$10.50	$10.65
Tangible book value per common share (1)	$9.11	$8.53	$8.61
Shares outstanding (in thousands)	1,969	1,969	1,969
_____________
(1)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	June 30, 2010	December 31, 2009	June 30, 2009

Total shareholders’ equity	$37,890	$36,858	$37,115
Less:
Preferred stock	(16,214)	(16,182)	(16,150)
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(1,161)	(1,293)	(1,430)
Tangible common equity (a)	17,940	16,808	16,960
Add:
Preferred stock	16,214	16,182	16,150
Tangible equity (b)	$34,154	$32,990	$33,110

Total assets	$346,925	$344,231	$339,275
Less:
Goodwill	(2,575)	(2,575)	(2,575)
Intangible assets	(1,161)	(1,293)	(1,430)
Tangible assets (c)	$343,189	$340,363	$335,270
Shares outstanding (in thousands) (d)	1,969	1,969	1,969

Tangible book value per common share (a/d)	$9.11	$8.53	$8.61
Tangible equity ratio (b/c)	9.95%	9.69%	9.88%